                                 LOAN AGREEMENT
                                     BETWEEN
                  THE COASTAL CORPORATION SECOND PENSION TRUST
                                       AND
                             INTELECT SYSTEMS CORP.
                                       AND
                     INTELECT COMMUNICATIONS SYSTEMS LIMITED
















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                                TABLE OF CONTENTS
(This Table of Contents attached to the Loan Agreement is provided for convenience only, is not a part of such , and shall not in any way affect the meaning or construction thereof.)
                                                                           Page

ARTICLE 1         GENERAL TERMS............................................   1

         1.01     Definitions .............................................   1

ARTICLE 2         AMOUNT AND TERMS OF LOAN ................................   4

         2.01     The Loan ................................................   4
         2.02     Interest Rate ...........................................   4
         2.03     Security ................................................   4
         2.04     Computation .............................................   5
         2.05     Use of Proceeds .........................................   5
         2.06     Payment and Prepayment Procedure.........................   6
         2.07     Issuance of Preferred Stock - Conversion to Equity.......   6
         2.08     Warrants.................................................   7
         2.09     Business Days ...........................................   7

ARTICLE 3         REPRESENTATIONS AND WARRANTIES ..........................   7

         3.01     Organization ............................................   7
         3.02     Authorization; No Conflict ..............................   7
         3.03     Binding Obligations .....................................   7
         3.04     Financial Condition .....................................   7
         3.05     Defaults ................................................   7
         3.06     Use of Proceeds; Margin Stock ...........................   8
         3.07     Tax Returns and Payments ................................   8
         3.08     Litigation Representation ...............................   8
         3.09     Compliance with ERISA ...................................   8
         3.10     Environmental Matters....................................   8
         3.11     Compliance with Applicable Laws..........................   8
         3.12     Patents, Licenses, Etc...................................   9
         3.13     Outstanding Common Stock.................................   9
         3.14     Disclosure...............................................   9

ARTICLE 4         AFFIRMATIVE COVENANTS ...................................   9

         4.01     Financial Statements and Reports ........................   9
         4.02     Legal Existence..........................................   9
         4.03     Insurance ...............................................   9
         4.04     Maintenance of Property .................................   9
         4.05     Inspection of Property; Books and Records; Discussions...  10
         4.06     Patents, Licenses, Etc. .................................  10
         4.07     Further Assurances.......................................  10
         4.08     Performance of Obligations...............................  10
         4.09     Reimbursement of Expenses................................  10
         4.10     Notice of Certain Events.................................  10

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ARTICLE 5         NEGATIVE COVENANTS ......................................  11

         5.01     Restrictions on Borrowing................................  11
         5.02     Payment of Dividends ....................................  11
         5.03     Liens and Pledges of Assets and Stock....................  11
         5.04     Patents, Licenses, Etc. .................................  11
         5.05     Consolidation or Merger..................................  11
         5.06     Sale of Assets...........................................  11
         5.07     Liquidation..............................................  11
         5.08     Restrictions on Sales and Leasebacks.....................  12

ARTICLE 6         EVENTS OF DEFAULT .......................................  12

         6.01     Events ..................................................  12
         6.02     Remedies ................................................  13
         6.03     Right of Set-Off ........................................  13

ARTICLE 7         CONDITIONS ..............................................  14

         7.01     Note ....................................................  14
         7.02     Officer's Certificates ..................................  14
         7.03     Consents.................................................  14
         7.04     No Default ..............................................  14
         7.05     Good Standing............................................  14
         7.06     Opinion of Counsel ......................................  14

ARTICLE 8         MISCELLANEOUS ...........................................  14

         8.01     Notices..................................................  14
         8.02     Benefit of Agreement.....................................  15
         8.03     Survival of Agreements ..................................  15
         8.04     Renewal, Extension or Rearrangement .....................  15
         8.05     Invalidity...............................................  15
         8.06     Amendment or Waiver .....................................  15
         8.07     No Waiver; Remedies Cumulative ..........................  15
         8.08     Interest ................................................  16
         8.09     Headings.................................................  16
         8.10     Counterparts ............................................  16
         8.11     Governing Law ...........................................  16
         8.12     Exhibits.................................................  16
         8.13     Entire Agreement.........................................  17

EXHIBIT A         PROMISSORY NOTE
EXHIBIT B         OPINION OF COUNSEL
EXHIBIT C         PLEDGE AGREEMENT
EXHIBIT D         WARRANT
EXHIBIT E         REGISTRATION AGREEMENT
EXHIBIT F         RIGHT OF FIRST REFUSAL



                                      -ii-

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                                 LOAN AGREEMENT

          THIS LOAN AGREEMENT made and entered into as of this 8th day of May 1997 by and between INTELECT SYSTEMS CORP., a Delaware corporation ("ISC"), and INTELECT COMMUNICATIONS SYSTEMS LIMITED, a corporation organized under the laws of Bermuda ("ICSL" or the "Company" and together with ISC called the "Borrower"); and THE COASTAL CORPORATION SECOND PENSION TRUST ("Lender") (the "Parties"):

                                 W I T N E S S:

          WHEREAS, Borrower and its Subsidiaries have developed and are marketing Technologies and Products for the communications industry;

          WHEREAS, Borrower has an existing line of credit with St. James Capital Corp., a Delaware corporation;

          WHEREAS, Borrower seeks additional debt funding for its working capital requirements from another source on a secured basis and is willing to offer equity participation through the issuance of Warrants;

          WHEREAS, Borrower is willing to grant Lender the option to acquire additional shares of Preferred Stock;

          WHEREAS, Lender desires to loan funds to Borrower to meet its current working capital requirements on the terms and conditions herein; and

          WHEREAS, the Parties desire to memorialize the terms and conditions for the making of a working capital Loan, the pledge of all the authorized stock of the Subsidiaries of Borrower as security for the Loan and the issuance of Warrants for the acquisition of the Common Stock of ICSL, all as the Parties have agreed in conference as of May 2, 1997;

          NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements herein contained and of the Loan hereinafter referred to, the Borrower and the Lender agree as follows:

                                    ARTICLE 1
                                  GENERAL TERMS

          Section 1.01 Definitions. As used in this Loan Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

          "Agreement" shall mean this Loan Agreement, as the same may from time to time be amended or supplemented.

          "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978 as codified under 11 U.S.C. ss.101, et seq. and Bankruptcy shall have the meaning given in the Bankruptcy Code.

          "Borrower" shall mean Intelect Systems Corp. ("ISC"), and Intelect Communications Systems Limited ("ICSL").

          "Borrower and its Consolidated Subsidiaries" shall mean the Borrower and its Subsidiaries which are taken on a consolidated basis for financial reporting purposes. The Consolidated Subsidiaries of the Borrower are: Intelect Systems Corp.; Intelect Network Technologies Company (formerly Intelect, Inc.); DNA Enterprises, Inc.; Intelect Visual Communications Corp.; and Intelect Network Systems, Ltd.

          "Business Day" shall mean a day (other than a Saturday, Sunday or legal holiday) for commercial lenders pursuant to the laws of the State under which the Lender is governed.

          "Capital Stock" shall mean all common and preferred stock of the Borrower, but shall not include preferred stock subject to mandatory redemption requirements.


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          "Collateral" shall have the meaning given in Section 2.03(a).

          "Common Stock" means the shares of common stock of ICSL, par value $.01 per share.

          "Company" shall mean ICSL, including all successors thereto, and whether merged, consolidated, reincorporated or as its name, domicile or jurisdiction may change from time to time.

          "Consolidated Current Assets" shall mean the current assets of the Borrower and its Consolidated Subsidiaries.

          "Consolidated Current Liabilities" shall mean the current liabilities of the Borrower and its Consolidated Subsidiaries.

          "Consolidated Net Worth" shall mean the amount specified on the most recently available quarterly or annual balance sheet of the Borrower and its Consolidated Subsidiaries under the heading "Shareholders' Equity".

          "Consolidated Subsidiaries" means Intelect Systems Corp.; Intelect Network Technologies Company (formerly, Intelect Inc.); DNA Enterprises, Inc.; Intelect Visual Communications Corp.; and Intelect Network Systems, Ltd.

          "Conversion Ratio" shall have the meaning given in Section 2.07.

          "Default" shall mean the occurrence of any of the events specified in
Article 6 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

          "Dollar", "Dollars" and "$" shall mean the lawful currency of the United States of America.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all current rules and regulations promulgated thereunder.

          "Event of Default" shall mean the occurrence of any of the events specified in Article 6 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

          "Financial Statements" shall mean the financial statements of the Borrower described in Section 4.01 hereof.

          "GAAP" shall mean generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

          "Highest Lawful Rate" shall mean the maximum nonusurious interest rate from time to time allowed by applicable law as now, or to the extent allowed by law as may hereafter be, in effect in any jurisdiction in which the interest rate or laws are mandatorily applicable.

          "Holder" shall mean the holder of the Note.

          "Indebtedness" shall mean all principal, interest and commitment fees owing by the Borrower to the Lender in connection with the Note or this Agreement.

          "Lender" shall mean The Coastal Corporation Second Pension Trust.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan" shall mean any sum extended under the Agreement, as it may be amended from time to time.


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          "Loan Documents" shall mean this Agreement and all Exhibits hereto, including the Promissory Note, as they may be amended from time to time.

          "Makers" means the makers of the Note.

          "Margin Percentage" shall mean Two Percent (2%) which is added to the Prime to determine the applicable interest rate on the Note.

          "Material Adverse Effect" shall mean a material and adverse effect on the operations or financial condition of the Borrower or its Subsidiaries.

          "Maturity Date" shall mean the Termination Date.

          "Note" shall mean the Promissory Note of the Borrower described in
Section 2.01 hereof and being in the form of Note attached as Exhibit A hereto, together with any and all renewals, extensions for any period, increases or rearrangements thereof.

          "Pari Passu Agreement" means the In Pari Passu Agreement between St. James Capital Corp. and Lender of even date herewith.

          "Parties" shall have the meaning given in the Preamble.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Liens" means (a) Liens now or hereafter securing the Note;
(b) pledges or deposits made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs; (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business; (d) Liens for taxes and Liens imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords), if (i) no amounts are due and payable and no Lien has been filed (or agreed to), or (ii) the validity or amount secured thereof is being contested in good faith by lawful proceedings diligently conducted, reserves required by GAAP have been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance; (e) Liens currently in existence; (f) Liens covering purchase money debt incurred to finance equipment or inventory in the ordinary course of business; and (g) Liens securing the indebtedness to St. James Capital Corp. as provided in Section 2.03(b).

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

          "Plan" shall mean any multi-employer plan or single employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained, or at any time during the five (5) calendar years preceding the date of this Agreement was maintained, for employees of the Borrower or a Subsidiary.

          "Pledge Agreement" means that certain Pledge Agreement, the form of which is attached hereto on Exhibit C, dated of even date herewith, executed by Borrower in favor of the Lender pursuant to which Borrower grants to the Lender a Lien on all of the issued and outstanding shares of Capital Stock of the Subsidiaries, as originally executed or as it may from time to time be supplemented, modified or amended.

          "Preferred Stock" shall have the meaning given in Section 2.07 .

          "Prime Interest Payment Date" shall mean, the last day of each March, June, September and December.

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          "Prime Rate" shall mean the interest rate per annum announced from time to time by First Bank National Association as its prime rate for U.S. Dollar loans payable in the United States of America.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Registration Rights Agreement" means that certain Registration Rights Agreement the form of which is attached as Exhibit E, dated of even date herewith executed by Borrower in favor of the Lender, covering registration rights in respect to the shares of ICSL's Common Stock that may be acquired on the exercise of the Warrants, as originally executed or as it may from time to time be supplemented, modified or amended.

          "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by the Borrower and/or one or more of its Subsidiaries.

          "Termination Date" shall mean March 27, 1998.

          "Transaction Documents" means this Loan Agreement, the Note, the Pledge Agreement, the Warrants and the Registration Rights Agreement.

          "Warrants" means any Warrant to purchase shares of ICSL's Common Stock, par value $.01 per share, including the Warrant issued pursuant to the terms of that certain Warrant dated as of the date hereof, in the form attached hereto as Exhibit D, executed by ICSL in favor of Borrower, as hereafter amended, modified, substituted or replaced.

                                    ARTICLE 2
                            AMOUNT AND TERMS OF LOAN

          Section 2.01 The Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lender agrees to make the following Loan to the Borrower:

               (a) Lender will Loan to the Borrower Five Million Dollars ($5,000,000). To evidence the Loan made by the Lender pursuant to this Subsection, the Borrower will execute and deliver the Note dated as of the date of this Agreement and payable on or before the Termination Date. Interest on the Note shall be payable on each Prime Interest Payment Date and on the Termination Date, as it accrues on the principal amount from time to time outstanding, at the rate provided in Section 2.02 hereof.

               (b) The Loan advanced hereunder shall be repaid on its Maturity Date in a single installment together with any accrued but unpaid interest then due and payable with respect to such Loan. On the Termination Date, the aggregate unpaid principal amount then outstanding, together with accrued interest thereon and any other amounts payable hereunder shall be due and payable in full.

          Section 2.02 Interest Rate. The Note shall bear interest from the date thereof until the Termination Date at the Prime Rate plus the Margin Percentage, but in no event to exceed the Highest Lawful Rate. Adjustments in such interest rate shall be made on the same day as each change announced in the Prime Rate, and to the extent allowed by law, on the effective date of any change in the Highest Lawful Rate. Past due principal and interest in respect of the Note shall bear interest at a varying rate per annum which is five percent (5%) per annum in excess of the Prime Rate (but in no event to exceed the Highest Lawful
Rate) and shall be payable on demand.

          Section 2.03 Security.

               (a) Concurrently with the execution and delivery hereof, Borrower has executed and delivered to Lender a certain Borrower Pledge Agreement dated as of the date hereof (the "Pledge Agreement") under which Borrower pledges its interest in the stock of Intelect Network Technologies Company, DNA Enterprises, Inc. and Intelect Visual Communications Corp. ("Collateral").

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               (b) The Parties acknowledge and agree that, pursuant to a certain
Borrower Pledge Agreement dated February 22, 1997, as amended by First Amendment to Borrower Pledge Agreement dated March 27, 1997, and Second Amendment to Borrower Pledge Agreement dated April 24, 1997, and Third Amendment to Borrower Pledge Agreement dated of even date herewith (the "St. James Pledge Agreement") executed by ISC in favor of St. James Capital Corp., Borrower has granted a security interest to St. James in the Collateral to secure the payment of a Floating Rate Promissory Note dated February 26,1997, as amended by the Amended and Restated Floating Rate Promissory Note, and the Second Amended and Restated Floating Rate Promissory Note, dated as of February 26, 1997, made by Borrower payable to the order of St. James in the original principal amount of $6,000,000.00.

               (c) The rights and obligations of each of St. James and the Lender with respect to the Collateral are as provided in the Pari Passu Agreement, it being the intent of Borrower to share in such Collateral in pari passu with St. James.

               (d) It shall be a condition to this Agreement and the Loan hereunder that Borrower obtain the consent of St. James to the Liens and security interests granted under this Agreement for the benefit of Lender.

               (e) Borrower further acknowledges that the stock of the Consolidated Subsidiaries has a current value in excess of the amount of the initial Loan contemplated under this Agreement. Borrower agrees to grant a security interest in the such Collateral under the terms of the Pledge Agreement
(a) to facilitate future borrowings under this Agreement as it may be amended from time to time; (b) in light of the volatility of such Collateral; and (c) to permit Lender to elect remedies in the event of a Default.

          Section 2.04 Computation.

               (a) All interest fees shall be computed on the per annum basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

               (b) In the event that at any time the sum of the applicable Margin Percentage plus the Prime Rate exceeds the Highest Lawful Rate, the rate of interest to accrue on the Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Prime Rate shall not reduce the rate of interest to accrue on the Note below the Highest Lawful Rate until the total amount of interest accrued on the Note equals the amount of interest that would have accrued if a varying rate per annum equal to the applicable Margin Percentage plus the Prime Rate had at all times been in effect.

               (c) In the event that at maturity or final payment of the Note the total amount of interest paid or accrued on the Note is less than the total amount of interest which would have accrued if a varying rate per annum equal to the applicable Margin Percentage plus the Prime Rate had at all times been in effect, then the Borrower agrees to pay to the Lender an amount equal to the difference between (i) the amount of interest which would have accrued on the
Note if the Highest Lawful Rate had at all times been in effect, and (ii) the amount of interest otherwise accrued in accordance with the provisions of
Section 2.02 hereof and this Section 2.04.

          Section 2.05 Use of Proceeds.

               (a) The proceeds of all Loans hereunder are to be used to meet the working capital requirements of Borrower and its Subsidiaries. No part of the proceeds of any Loan may be used to prepay any loan or debt obligation of the Borrower, to acquire the stock or assets of any unrelated entity, or for any other purpose not in the ordinary course of business of Borrower or its Subsidiaries, provided that the proceeds may be used to pay the current obligations and other corporate requirements of Borrower, provided further, that the proceeds may not be used to pay the obligations incurred by the Borrower in connection with the acquisition of DNA Enterprises, Inc. without Lender's written consent, which shall not be unreasonably withheld.

               (b) No portion of the proceeds of any Loan shall be used by the Borrower, or any one of them, in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T, or Regulation X or any other regulation of the Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

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          Section 2.06 Payment and Prepayment Procedure. All payments and prepayments made by the Borrower under the Note or this Agreement shall be made to the Lender by wire transfer as specified in Section 8.01 on the date that such payment is required to be made. The Borrower shall have the right to prepay the Note in whole or in part from time to time. In such event, the Borrower shall notify the Lender by 11:00 AM local time of the Lender, on the day that such prepayment will be made, and such prepayment shall be made on such day (without premium or penalty), together with any required payment of accrued interest on the amount prepaid.

          Section 2.07 Issuance of Preferred Stock - Conversion to Equity.

          (a) At any time, and from time to time, at which there is Indebtedness outstanding, but not later than August 1, 1997, and provided that Lender has acquired the convertible preferred stock as provided in Section 2.07(e), Borrower may request, or Lender may require, that the balance of such Indebtedness be redeemed in the form of convertible preferred stock of the Company at a redemption price of one hundred percent (100%) of the principal amount of such Indebtedness, in each case plus accrued and unpaid interest to the date fixed for redemption. Such request shall be in writing and the stock shall be issued within five (5) Business Days after receipt of such notice. Borrower shall authorize and issue a class of convertible preferred stock ("Preferred Stock") possessing substantially the characteristics identified below to meet its obligation under this Section. The number of shares of Preferred Stock issued in satisfaction of the redemption shall be equal to the product of the balance of Indebtedness divided by the price per share of the Preferred Stock as determined in Section 2.07(c).

          (b) The Preferred Stock will have a face amount of Two and 1.45/100 Dollars ($2.0145) and pay an annual dividend of ten percent (10%) payable quarterly in arrears on each December 31, March 31, June 30 and September 30, either in immediately available funds, or in Common Stock in an amount equivalent to the accrued dividend, converted into Common Stock at the average closing market bid price for the five (5) consecutive trading days prior to the date the dividend is otherwise payable. Each share of the Preferred Stock shall be convertible into one (1) share of Common Stock ("Conversion Ratio") with rights of preemption and anti-dilution. The price of the Preferred Stock shall be the average closing market bid price for the five (5) consecutive trading days through May 8, 1997, plus two percent (2%). The Parties stipulate that the average closing market bid price for the five (5) consecutive trading days is $1.975, and the purchase price per share of the Preferred Stock shall be $2.0145.

          (c) The anti-dilution provisions applicable to the conversion of the Preferred Stock to ICSL Common Stock shall provide for adjustments in the Conversion Ratio as follows: Notwithstanding Sections 2.07 (a) and (b), the number of shares of ICSL Common Stock into which the Preferred Stock would be convertible shall be adjusted to maintain the ratio that the total number of shares of Preferred Stock issuable under this Section 2.07 bears to the number of shares of ICSL Common Stock outstanding as of May 8, 1997. The Conversion Ratio calculation shall be adjusted to take into account (i) Common Stock issued under ICSL's 7.5 % and 7% Convertible Debentures from and after May 8, 1997, and
(ii) options, warrants or other rights to Common Stock exercised after the date hereof but excluding options issued or to be issued pursuant to ICSL's employee stock option plans.

          (d) Provided that Lender has acquired the convertible preferred stock as provided in this Section 2.07, in addition to rights of preemption, Lender shall be entitled to a right of first refusal in any private offering of an equity interest, including other preferred stock, warrants or convertible debentures, to be offered by Borrower or brought to Borrower. The procedures for notice and exercise of such right of first refusal are set out in Exhibit F.

          (e) For good and valuable consideration, the receipt of which is hereby acknowledged, Borrower agrees to sell to Lender, and Lender agrees to acquire, by May 30, 1997, 2,482,005 shares of the Preferred Stock at the price specified in Section 2.07(b), subject to the completion of due diligence satisfactory to the Lender and compliance with regulatory requirements.

          (f) Nothing in this Section 2.07 may be read or construed (i) to violate the rules of the Securities and Exchange Commission or any market in which shares of ICSL are traded, and including the maintenance criteria of the NASDAQ Rule 4460(i)(1)(D)(iii), (as applied to all shares of ICSL's Common and Preferred Stock deemed to be aggregated under said Rule), or (ii) to trigger the right of first refusal under ICSL's 7.5% and 7% Convertible Debentures, and the Parties agree that in the event either (i) or (ii) would otherwise occur, this Agreement shall not be enforceable against either Party to the extent of such occurrence, and further, the Parties agree that in the event either (i) or (ii) would otherwise

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occur, they shall amend this Agreement to reflect, and the Designation of Rights and Preferences of the Preferred Stock shall reflect, such adjustment to price or quantity as may be necessary to avoid the occurrence of either (i) or (ii).

          Section 2.08 Warrants. As an inducement to enter this Agreement, but for which Lender would not do, Borrower agrees to issue to Lender Warrants for the acquisition of 750,000 shares of Common Stock of Borrower at a price per share of Two Dollars ($2.00). Borrower agrees to issue a Warrant in the form of Exhibit D, hereto at or prior to the making of any Loan under this Agreement.

          Section 2.09 Business Days. If the date for any payment due hereunder falls on a day which is not a Business Day, then for all purposes of the Note and this Agreement the same shall be deemed to have fallen on the next following Business Day.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

          In order to induce the Lender to enter into the Note and Agreement, each of ICSL and ISC represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan or Loans hereunder) that:

          Section 3.01 Organization. ISC is a corporation duly existing and in good standing under the laws of the State of Delaware and ICSL is a corporation duly existing and in good standing under the laws of Bermuda. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the Borrower or such Subsidiary owns real Property or conducts such business, where the failure to maintain such good standing or authorization is reasonably expected to have a Material Adverse Effect.

          Section 3.02 Authorization; No Conflict. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of the Note and the performance by the Borrower of its obligations under this Agreement and the Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required) and do not and will not contravene or conflict with any rule, regulation, decree or order or provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower or any of its properties, except to the extent any such consent or approval has been obtained or waived, and delivered to Lender.

          Section 3.03 Binding Obligations. This Agreement does, and the Note upon its creation, execution and delivery will, constitute legal valid and binding obligations of the Borrower, enforceable in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or the right to obtain the remedy of specific performance.

          Section 3.04 Financial Condition. The audited annual consolidated Financial Statements of the Borrower and its Consolidated Subsidiaries for its most recently ended fiscal year (the "1996 Financial Statements"), and the unaudited consolidated interim Financial Statements of the Borrower and its Consolidated Subsidiaries for its most recently ended fiscal quarter (for which such annual or quarterly Financial Statements are available), which have been delivered to the Lender, are complete and correct in all material respects, have been prepared in accordance with GAAP, consistently applied, and present fairly the consolidated financial condition and results of the operations of the Borrower and its Consolidated Subsidiaries as at the date or dates and for the period or periods stated (subject only to normal year-end audit adjustments with respect to such unaudited interim statements). No material adverse change has since occurred in the consolidated financial condition or operations of the Borrower and its Consolidated Subsidiaries except as otherwise disclosed to the Lender.

          Section 3.05 Defaults. Except for defaults in payments required to be made in connection with the acquisition of DNA Enterprises, Inc., as described in "Note 24 (b)" of the 1996 Financial Statements, neither the Borrower nor any Subsidiary is in Default (in any respect which materially and adversely affects the consolidated business, Property, operations or financial condition of the Borrower and its Consolidated Subsidiaries) under any instrument evidencing borrowed money to which the Borrower or a Subsidiary is a party or by which it is bound.

          Section 3.06 Use of Proceeds; Margin Stock. None of the proceeds of the Note will be used for the purpose of, and the Borrower is not engaged in the business of extending credit for the purpose of, purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 21), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U.

          Section 3.07 Tax Returns and Payments. To the best of the Borrower's knowledge, each has (i) filed all tax returns which it is required to file, where the failure to file such returns would have a Material Adverse Effect on the consolidated financial condition or operations of the Borrower and its Consolidated Subsidiaries, and (ii) paid, or has provided adequate reserves for the payment of all material federal and state income taxes applicable for all prior fiscal years and for the current fiscal year down to the date hereof.

          Section 3.08 Litigation Representation. Except for those matters disclosed in "Notes 19 and 24 (b)" of the 1996 Financial Statements, there is no litigation (including without limitation, derivative actions), arbitration proceedings or governmental proceedings pending or, to the knowledge of the Borrower, threatened against it or any Subsidiary which involves the reasonable probability of a judgment not covered by insurance and which would have a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries.

          Section 3.09 Compliance with ERISA. To the best of the Borrower's knowledge, the Borrower and each of its Subsidiaries are in compliance in all material respects with ERISA. Neither the Borrower nor any of its Subsidiaries has any material liability under any type of Plan. No reportable event, as set forth in Section 4043(b) of ERISA, has occurred and is continuing with respect to any Plan which results in any material liability to the PBGC.

          Section 3.10 Environmental Matters. To the best of the Borrower's knowledge, neither the Borrower nor any Subsidiary (i) has received written notice, nor has any officer of the Borrower otherwise learned, of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate would have a Material Adverse Effect, arising in connection with: (x) any noncompliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statutes and regulations or (y) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) has any liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which in the aggregate would have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Borrower or any Subsidiary is or may be liable where the taking or the failure to take such remedial action would have a Material Adverse Effect, or (iv) has received notice that the Borrower or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any analogous state law, the failure to comply with which would have a Material Adverse Effect. To the best of the Borrower's knowledge, the Borrower and each Subsidiary is in compliance in all material respects with the financial responsibility requirements of federal and state environmental laws to the extent applicable, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, the failure to comply with which would have a Material Adverse Effect.

          Section 3.11 Compliance with Applicable Laws. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any governmental authority, which default would have a Material Adverse Effect. To the best of the Borrower's knowledge, the Borrower and each Subsidiary is in compliance with all applicable statutes and regulations, including ERISA, of all governmental authorities, a violation of which would have a Material Adverse Effect.

          Section 3.12 Patents, Licenses, Etc. Except for those matters described in "Note 8" to the 1996 Financial Statements, the Borrower warrants that it has all right and title to, and has maintained and caused each Subsidiary to maintain in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights as are necessary for the conduct of the business of Borrower and its Consolidated Subsidiaries, where the termination of such rights would have a Material Adverse Effect.

          Section 3.13 Outstanding Common Stock. As of May 8, 1997, there were 20,531,598 shares of Common Stock Outstanding.

          Section 3.14 Disclosure. Each of Borrower's representations in the Transaction Documents are true, complete and accurate in all material respects. Borrower has disclosed all material facts of which it has knowledge and regarding the transaction contemplated by this Agreement. Borrower has not failed to disclose to Lender any material fact necessary in order to make any statement made, in light of the circumstances under which made, not misleading.

                                    ARTICLE 4
                              AFFIRMATIVE COVENANTS

          Section 4.01 Financial Statements and Reports. The Borrower will promptly furnish to the Lender:

               (a) Annual Reports. As soon as available and in any event within one hundred and twenty (120) days after the close of each fiscal year of the Borrower, the audited balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, the audited statement of income of the Borrower and its Consolidated Subsidiaries for such year, and the audited statement of reconciliation of capital accounts of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the opinion of independent public accountants of national standing; and

               (b) Quarterly Reports. As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods in each fiscal year of the Borrower, a copy of the Borrowers Form 10Q as filed with the Securities and Exchange Commission.

               (c) Other Information. Such other information regarding the financial condition and operations of the Borrower and its Consolidated Subsidiaries as the Lender may reasonably request. All such balance sheets and other Financial Statements referred to in Subsections 4.01(a) and (b) above shall conform to GAAP except for such changes in accounting principles or practice with which the independent public accountants concur, and subject to normal year-end audit adjustments with respect to the unaudited quarterly statements described in Subsection 4.01(b) hereof.

          Section 4.02 Legal Existence. The Borrower will, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises; provided, however, that nothing in this Section 4.02 shall prevent (i) the withdrawal by the Borrower or any Subsidiary of its qualification as a foreign corporation in any jurisdiction; (ii) a consolidation or merger permitted by other provisions of this Agreement; or (iii) the redomicile of ICSL as to a jurisdiction within the United States. The Borrower will use, and will cause each Subsidiary to use, its best efforts to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its Property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

          Section 4.03 Insurance. The Borrower shall maintain, and cause each Subsidiary to maintain, insurance on its Property against such risks and in substantially the same amounts as are currently maintained, including, without limitation, general liability and workers' compensation insurance.

          Section 4.04 Maintenance of Property. The Borrower shall cause all material Property owned by or leased to the Borrower or any Subsidiary and used or useful in the conduct of the Borrower's business or the business of any Subsidiary to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower or such Subsidiary may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the use, operation or maintenance of any such Property, or disposing of any such Property, if such discontinuance or disposal is, in the judgment of the Board of Directors or the board of directors, board of trustees or managing partners of the Subsidiary concerned, or of any officer (or other agent employed by the Borrower or any of its Subsidiaries) of the Borrower or such Subsidiary having managerial responsibility for any such Property, desirable in the conduct of the business of the Borrower or any Subsidiary, and if such discontinuance or disposal is not disadvantageous in any material respect to the Lender.

          Section 4.05 Inspection of Property; Books and Records; Discussions. Upon reasonable request by the Lender, the Borrower shall permit representatives of the Lender, upon at least two (2) Business Days' prior written notice to a financial officer of the Borrower and subject to assertions of attorney-client privilege and to confidentiality obligations reasonably necessary to protect proprietary information, to visit the offices of the Borrower and its Subsidiaries, to inspect, under guidance of officers of the Borrower, any of its Property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and its Subsidiaries with the officers thereof.

          Section 4.06 Patents, Licenses, Etc. With the exception of the matter in "Note 8" of the 1996 Financial Statements, the Borrower shall maintain and cause each Subsidiary to maintain, in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights as are necessary for the conduct of its business, the termination of which would have a Material Adverse Effect. With the exception of the matter in "Note 8" of the 1996 Financial Statements, Borrower shall pay all royalties, annuities and license fees as they become due and shall not forfeit or allow to lapse any rights under any patent, copyright or license.

          Section 4.07 Further Assurances. The Borrower will promptly cure any defects in the creation and execution of the Loan Documents. The Borrower, at its expense, will promptly execute and deliver to the Lender all such further documents, agreements and instruments as may reasonably be requested by the Lender in order to effect any obligation of the Borrower under this Agreement.

          Section 4.08 Performance of Obligations. The Borrower will pay the Note according to the reading, tenor and effect thereof, and the Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under this Agreement at the time or times and in the manner specified.

          Section 4.09 Reimbursement of Expenses. The Borrower will, upon request, promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender (including reasonable attorneys' fees and disbursements) to satisfy any obligations of the Borrower under this Agreement or to enforce the rights of the Lender under this Agreement.

          Section 4.10 Notice of Certain Events. The Borrower shall promptly notify the Lender if the Borrower learns of any of the following if such occurs while the Loan is outstanding: (i) any event which constitutes a continuing Default or Event of Default, together with a detailed statement by a financial officer of the Borrower of the steps being taken to cure the effect of such Default or Event of Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness for borrowed money of the Borrower or any Subsidiary with respect to a claimed default, together with a detailed statement by a financial officer of the Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or such Subsidiary is taking or proposes to take with respect thereto, or (iii) the commencement of any legal, judicial, or regulatory proceedings affecting the Borrower or any Subsidiary or any Property of the Borrower or such Subsidiary not covered by insurance and which could reasonably be expected to be adversely determined and which, if so determined, would have a Material Adverse Effect on the business or the financial condition of the Borrower and its Consolidated Subsidiaries; or (iv) any dispute between the Borrower or any Subsidiary and any governmental or regulatory body or any other Person which, could reasonably be expected to be adversely determined, and which, if so determined, could reasonably be expected to materially interfere with the normal business operations of the Borrower and its Consolidated Subsidiaries; or (v) the occurrence of any material adverse changes in the financial condition or operations of the Borrower and its Consolidated Subsidiaries from those reflected in the latest Financial Statements.

                                    ARTICLE 5
                               NEGATIVE COVENANTS

          Until the expiration or termination of this Agreement and thereafter until all obligations of the Borrower hereunder are paid in full, without the consent of the Lender, the Borrower will not:

          Section 5.01 Restrictions on Borrowing. So long as the Indebtedness is outstanding, Borrower shall not, nor permit any Subsidiary to, create, incur, assume or suffer to exist any liability for borrowed money, other than as permitted in Section 5.03, without the consent of Lender which consent shall not be unreasonably withheld. Borrower will not enter into or become subject to, and will not permit any of its Subsidiaries to enter into or become subject to, any agreement (other than this Agreement) that prohibits or otherwise restricts the right of such Borrower or its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of the Lender on any of such Borrower's, or any of its Subsidiaries', assets.

          Section 5.02 Payment of Dividends. Declare or pay any dividend or make any distribution on its Capital Stock or to the holders of its Capital Stock (other than (i) dividends or distributions payable in its Capital Stock and (ii) dividends on its Preferred Stock other than mandatory redemption Preferred Stock of the Borrower) or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, any such Capital Stock if at the time of such action any Loan under this Agreement is outstanding; provided, however that Borrower shall be permitted to repurchase its 7.5% Convertible Debentures dated August 9, 1996 and 7% Convertible Debentures dated October 15, 1996.

          Section 5.03 Liens and Pledges of Assets and Stock. So long as the Indebtedness is outstanding, Borrower shall not, nor permit any Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on all or substantially all of the assets of the Borrower or any Subsidiary or the capital stock of any Subsidiary without the consent of Lender which consent shall not be unreasonably withheld; provided, however, that this Section 5.05 shall not prohibit the Borrower or any Subsidiary from creating, assuming or suffering to exist the following Liens: (i) Liens existing as of the date hereof and renewals and replacements thereof or the repledging of assets pledged thereunder; (ii) Liens created under existing mortgages and pledge agreements;
(iii) Liens incurred in the ordinary course of business not in connection with the borrowing of money; or (iv) Permitted Liens.

          Section 5.04 Patents, Licenses, Etc. The Borrower shall not sell or transfer any material licenses, copyrights, patents, permits, applications, reports, authorizations, easements and other rights necessary for the conduct of its business, the termination of which would have a Material Adverse Effect. Borrower shall not forfeit or allow to lapse any rights under any patent, copyright or license, the loss of which would have a Material Adverse Effect.

          Section 5.05 Consolidation or Merger. Enter into or permit any Subsidiary to enter into any merger or consolidation unless, in the case of the Borrower, the surviving entity (i) is in compliance with the covenants contained in this Agreement immediately after such merger, (ii) assumes all obligations of the Borrower under this Agreement, and (iii) is organized under the laws of the United States or any state thereof, provided that nothing herein shall prohibit the merger of one or more Subsidiaries into the Borrower or any other Subsidiary.

          Section 5.06 Sale of Assets. Sell or otherwise transfer all or substantially all of its fixed assets or permit any Subsidiary to do so; provided that nothing herein shall prohibit the sale or transfer of fixed assets of a Subsidiary to the Borrower or to another Subsidiary.

          Section 5.07 Liquidation. The Borrower shall not adopt a plan of liquidation which provides for, contemplates or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower otherwise than substantially as an entirety and
(ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Borrower to the holders of Capital Stock of the Borrower unless the Borrower shall in connection with the adoption of such plan make provision for, or agree that prior to making any liquidating distributions it will make provision, reasonably satisfactory to the Lender, for the satisfaction of the Borrower's obligations under the Loan Documents as to the payment of principal and interest, including prepayment thereof in accordance with the prepayment provisions hereof. Borrower shall be deemed to make provision for such payments only if there is an express assumption of the due and punctual payment of the Borrower's obligations hereunder and under the Note and the performance and observance of all covenants and conditions to be performed by the Borrower hereunder, by the execution and delivery of an agreement in form and substance satisfactory to the Lender by a Person which acquires or will acquire (otherwise than pursuant to a lease) a portion of the assets of the Borrower, and which Person will have assets (immediately after the acquisition) and aggregate net earnings (for such Person's four (4) full fiscal quarters immediately preceding the acquisition) equal to not less than the assets of the Borrower (immediately preceding the acquisition) and the aggregate net earnings of the Borrower (for its four (4) full fiscal quarters immediately preceding such acquisition), respectively, and which is organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that the Borrower shall not make any liquidating distribution until after the Borrower shall have certified to the Lender with a certificate of an Authorized Signatory of the Borrower at least five (5) days prior to the making of any liquidating distribution that it has complied with the provisions of this Section.

          Section 5.08 Restrictions on Sales and Leasebacks. The Borrower shall not sell or transfer any Property of the Borrower with the Borrower taking back a lease of such Property of the Borrower unless (i) such Property is sold within three hundred sixty (360) days from the date of acquisition of such Property or the date of the completion of construction or commencement of full operations on such Property whichever is later, or (ii) the Borrower within one hundred twenty
(120) days after such sale, applies or causes to be applied to the retirement of debt of the Borrower or any Subsidiary (other than Debt of the Borrower which, by its terms or the terms of the instrument pursuant to which it was issued, is subordinate in right of payment to the Note) an amount not less than the greater of (x) the net proceeds of the sale of such Property or (y) the fair value (as determined in any manner approved by the Board of Directors) of such Property. The provisions of this Section shall not prevent a sale or transfer of any Property with a lease for a period, including renewals, of not more than thirty-six (36) months.

                                    ARTICLE 6
                                EVENTS OF DEFAULT

          Section 6.01 Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

               (a) Default on Other Debt. Other than the matters disclosed in "Notes 8" and "24(b)" of the 1996 Financial Statements, the Borrower or any Subsidiary fails to make payment when due on any indebtedness for borrowed money in an aggregate principal amount in excess of One Hundred Thousand Dollars ($100,000) at the time outstanding (after giving effect to any applicable grace periods); or any default shall occur with respect to any such indebtedness, or under any agreement securing or relating to such indebtedness, the effect of which is to cause or to permit any holder of such indebtedness or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness, or portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and such default remains uncured for a period of thirty (30) days; or

               (b) Non-Payment of Indebtedness. Default is made in the payment or prepayment when due of any Indebtedness and such Default continues for a period in excess of five (5) days; or

               (c) Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement proves to have been incorrect in any material respect as of the date hereof; or any representation, statement (including Financial Statements), certificate or data furnished or made by the Borrower under this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated and which in either such case may constitute a Material Adverse Effect; or

               (d) Covenants. Default is made in the due observance or performance of any of the covenants or agreements contained in this Agreement to be kept or performed by the Borrower and such Default continues unremedied for a period of thirty (30) days after the earlier of (i) notice thereof being given by the Lender to the Borrower, or (ii) such Default otherwise becoming known to the Borrower, where such Default would have a Material Adverse Effect; or

               (e) Involuntary Bankruptcy or Receivership Proceedings. A custodian, receiver, conservator, liquidator or trustee of the Borrower or any Subsidiary or of any Property thereof is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains unstayed for more than sixty (60) days; or the Borrower or any Subsidiary is adjudicated bankrupt or insolvent and such order or decree remains unstayed for more than sixty (60) days; or any Property of the Borrower or any Subsidiary is sequestered by court order; or a petition is filed against the Borrower or any Subsidiary under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and is not stayed or dismissed within sixty (60) days after such filing; or

               (f) Voluntary Petitions - the Borrower or any Subsidiary files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or consents to the filing of any such petition under any such law; or

               (g) Assignments for Benefit of Creditors, Etc. - the Borrower or any Subsidiary makes an assignment for the benefit of its creditors, or admits its inability to pay its debts as they become due, or consents to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or any Subsidiary or of all or any part of its respective Property; or

               (h) Discontinuance of Business - the Borrower, Intelect Network Technologies Company , DNA Enterprises, Inc., or Intelect Visual Communications Corp. discontinues its business; or

               (i) ERISA Default - a Plan fails to maintain the qualifications for any Plan required by ERISA, and there shall result from any such event or events either liability or a material risk of incurring liability to the PBGC or to a Plan, which would have a Material Adverse Effect; or

               (j) Cross Default. Borrower is in Default under any of the other Transaction Documents.

          Section 6.02 Remedies. Upon the happening of any Event of Default specified in Section 6.01 hereof, the Lender may by written notice to the Borrower declare (i) all Loans then outstanding to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of Default of any kind, all of which are hereby expressly waived by the Borrower, and/or (ii) all obligations, if any, of the Lender hereunder to be immediately terminated.

          Section 6.03 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Indebtedness of the Borrower, irrespective of whether the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. In addition, the Lender recognizes and agrees, and any other holder of the Note by acceptance hereof shall be deemed to agree, that any and all balances, credits, deposits, accounts or moneys of the Borrower now or hereafter with the Lender or other holder shall, at the direction of the Borrower, be applied to the payment and prepayment of any obligation of the Borrower to the Lender or other holder hereunder.

                                    ARTICLE 7
                                   CONDITIONS

          The obligation of the Lender to make the Loan to be evidenced by the
Note is subject to the satisfaction of the following conditions:

          Section 7.01 Note. The Borrower shall have duly and validly authorized, executed and delivered the Note to the Lender.

          Section 7.02 Officer's Certificates. The Lender shall have received certificates of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its Board of Directors in form and substance satisfactory to the Lender with respect to the authorization of the Note and this Agreement and the officers of the Borrower authorized to sign such instruments, and (ii) specimen signatures of the officers so authorized.

          Section 7.03 Consents. The Lender shall have received the consent of St. James to the Liens and security interests granted under this Agreement for the benefit of Lender.

          Section 7.04 No Default. The Lender shall have received certificates of an officer of the Borrower stating no Default shall have occurred and be continuing which in any respect could have a Material Adverse Effect on the Borrower or any Subsidiary and there shall not have occurred and be continuing any condition, event or act which constitutes an Event of Default under any instrument evidencing borrowed money to which the Borrower or any Subsidiary is bound.

          Section 7.05 Good Standing. Borrower shall deliver certificate of good standing for Borrower and its Subsidiaries.

          Section 7.06 Opinion of Counsel. Lender shall have received from counsel of the Borrower, an opinion addressed to the Lender and dated the date of such Loan covering the matters set forth in Exhibit B, hereto.

                                    ARTICLE 8
                                  MISCELLANEOUS

          Section 8.01 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement or the Note, addressed to such party at its address set forth below or at such other address as either of the Parties hereto may hereafter notify the other in writing.


To Borrower:      INTELECT COMMUNICATIONS SYSTEMS LIMITED
                  INTELECT SYSTEMS CORPORATION
                  1100 Executive Drive
                  Richardson, Texas  75081
                  Telephone:   972-367-2100
                  Telecopy:    972-367-2271
                  Attention: Herman Frietsch, Chairman and CEO

with a copy to:   Philip P. Sudan, Jr.
                  RYAN & SUDAN, L.L.P.
                  909 Fannin, 39th Floor
                  Houston, Texas 77010
                  Telephone:   713-652-0501
                  Telecopy:    713-652-0503

To Lender:        THE COASTAL CORPORATION SECOND PENSION TRUST
                  Nine Greenway Plaza
                  Houston, Texas  77046-0995
                  Telephone:   713-877-6825
                  Telecopy:    713-877-7071
                  Attn: Corporate Secretary

with a copy to:   THE COASTAL CORPORATION
                  Nine Greenway Plaza
                  Houston, Texas  77046-0995
                  Telephone:                713-877-6920
                  Telecopy:    713-877-7132
                  Attn: Director, Financial Administration

For wire transfers of funds to Lender under all Transaction Documents:

                  Texas Commerce Bank - Houston, Texas
                  ABA #113000609
                  Trust Wires Clearing Account  DDA #00101606276
                  Cusip #
                  Description:  Dividend Income Intelect Communications
                  OBI# Attn: Trust Receipts    FFC: 5502001-1867300
                  The Coastal Corporation Second Pension  Trust
                  Attn:    Mary Grace Greenwood - (713) 216-4539

          Section 8.02 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lender and provided further that the Lender may not assign the Note or its interest hereunder without the prior written consent of the Borrower, which consent of either party shall not be withheld unreasonably.

          Section 8.03 Survival of Agreements. All representations and warranties of the Borrower herein shall survive the effective date of this Agreement.

          Section 8.04 Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of the Note.

          Section 8.05 Invalidity. In the event that any one or more of the provisions contained in the Note or this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Note or this Agreement.

          Section 8.06 Amendment or Waiver. This Agreement may not be amended, changed, waived, discharged or terminated without the written consent of the Borrower and the Lender.

          Section 8.07 No Waiver; Remedies Cumulative. No failure or delay on the part of the Borrower or the Lender in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Borrower or the Lender would otherwise have.

          Section 8.08 Interest. It is the intention of the Parties hereto to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the law of any jurisdiction whose laws are mandatorily applicable), then, in that event, notwithstanding anything to the contrary in the Note or this Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the Note or this Agreement or under any other agreements or otherwise in connection with the Note shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited on the Note by the holder thereof (or, if the Note shall have been paid in full, refunded to the Borrower); and (ii) in the event that the maturity of the Note is accelerated by reason of an election of the Holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than otherwise would be calculated at the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note shall have been paid in full, refunded to the Borrower).

          Section 8.09 Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          Section 8.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Lender.

          Section 8.11 Governing Law. THIS AGREEMENT, AND THE APPLICATION OR INTERPRETATION THEREOF, SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LOCAL, INTERNAL LAW OF THE STATE OF TEXAS, U.S.A., EXCEPT TO THE EXTENT THE CONFLICTS OF LAWS RULES OF THE STATE OF TEXAS WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION IN WHICH CASE THE LAWS OF THE STATE OF TEXAS SHALL NONETHELESS APPLY. THE PARTIES CONSENT TO JURISDICTION IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF HARRIS, STATE OF TEXAS, U.S.A.

          Section 8.12 Exhibits. The following exhibits are attached hereto and incorporated herein by reference thereto for all relevant purposes of this
Agreement:

                                            Exhibit A - Promissory Note Exhibit
                                            B - Opinion of Counsel Exhibit C -
                                            Pledge Agreement Exhibit D - Warrant
                                            Exhibit E - Registration Agreement
                                            Exhibit F - Right of First Refusal

          Section 8.13 Entire Agreement. This Agreement, including the Exhibits attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH ANY OF THE MAKERS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES IS A PARTY CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

          IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the date first above written.

INTELECT SYSTEMS CORP.                    THE COASTAL CORPORATION SECOND
                                              PENSION TRUST

By:                                       By:


Title:                                    Title:

INTELECT COMMUNICATIONS SYSTEMS LIMITED


By:


Title:

                                 LOAN AGREEMENT
                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

                                 LOAN AGREEMENT
                                    EXHIBIT B

                       OPINION OF COUNSEL FOR THE BORROWER

                                 LOAN AGREEMENT
                                    EXHIBIT C

                            FORM OF PLEDGE AGREEMENT

                                 LOAN AGREEMENT
                                    EXHIBIT D

                                 FORM OF WARRANT

                                 LOAN AGREEMENT
                                    EXHIBIT E

                         FORM OF REGISTRATION AGREEMENT

                                 LOAN AGREEMENT
                                    EXHIBIT F

                             RIGHT OF FIRST REFUSAL


               Right of First Refusal. Provided that Lender has acquired the convertible preferred stock as provided in Section 2.07, Lender shall be entitled to a right of first refusal in any private offering of an equity interest, including other preferred stock, warrants or convertible debentures, to be offered by Borrower or brought to Borrower. This right shall remain for so long as Lender holds any security or warrant for a security of the Borrower. The procedures for notice and exercise of such right of first refusal are as follows:

               (1) In the event that Borrower offers, seeks to offer, or receives a proposal to offer, an equity interest, including preferred stock, warrants or convertible debentures, Borrower shall first offer the right to participate in such offering to Lender. Borrower shall deliver a true copy of such proposal, term sheet, information memorandum or other offering description ("Proposal") to Lender.

               (2) Lender shall have thirty (30) days thereafter to indicate its intent to participate at the price and otherwise on the terms and conditions contained in such Proposal by giving written notice to Borrower to such effect within said period.

               (3) Lender shall have the right to participate in such offering in whole or in part, in its sole discretion.

               (4) All other terms and conditions of Lender's participation in such offering shall be on a commercially reasonable basis, and in compliance with all applicable laws and regulations. Lender may conduct such due diligence as is reasonably necessary and appropriate under the circumstances.

               (5) If Lender does not give notice of its intent to participate, Borrower shall have the right to consummate such proposed transaction.

               (6) In any event, if and when the proposed transaction is consummated, a true and correct copy of the offering documents shall be delivered to Lender.